SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Campus Crest Communities, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Group, Inc.

Clinton Relational Opportunity, LLC

Clinton Relational Opportunity Master Fund, L.P.

George E. Hall

Scott R. Arnold

Randall H. Brown

William A. Finelli

Raymond Mikulich

Campus Evolution Villages, LLC

Andrew Stark

Evan Denner

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLINTON GROUP AND CAMPUS EVOLUTION VILLAGES SEND OPEN LETTER TO STOCKHOLDERS

NEW YORK, February 27, 2015 /PRNewswire/ -- Clinton Group, Inc. (“Clinton” or “CGI”), a stockholder of Campus Crest Communities, Inc. ("Campus Crest", "CCG" or the "Company") (NYSE:CCG), and Campus Evolution Villages, LLC (“Campus Evolution Villages" or “CEV” and together with CGI, the “Clinton/Campus Evolution Group”), a leading private owner and operator of student housing assets, sent an open letter to the stockholders of Campus Crest.

“We believe that our plan addresses both the immediate needs of the Company and long-term shareholder value. As members of the management team, we will work diligently to implement an immediate and positive impact on policies, procedures and day to day operations that in our view will put the Company on the path to maximizing stockholder value while at the same time providing potential buyers the attractive alternative of an in-place team which should yield broader interest and pricing strength from the sale process,” stated Andrew Stark, CEO of Campus Evolution Villages.

“The Clinton/Campus Evolution Group plan is more aligned with shareholder value creation than what we see as a ‘hope proposal’ that the incumbent board has instituted, which, in our view, could very likely leave the Company without a suitor and relegated to an executive team lacking management experience in the industry and an entrenched board as assets ‘waste’ for another year,” added Evan Denner, Chief Investment Officer of Campus Evolution Villages.

A copy of the letter is included in the release.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

About Campus Evolution Villages, LLC

Campus Evolution Villages is a singularly focused student housing management company; a thought leader and change agent setting a new standard in student living that goes beyond merely heads in beds. Its senior management team has more than 25 years of experience in serving the student demographic. Campus Evolution Villages’ specialized focus and customer-centric approach gives it a unique perspective on the particular needs and challenges of managing student housing. Campus Evolution Villages owns and/or manages approximately10,000 beds today at 20 universities from San Diego, California to Clemson, South Carolina.

CEV and its principals have a proven track-record in student housing, commercial and residential real estate finance and development, and in growing successful operating real estate platforms, which gives it a unique insight into the nuances of student housing. The principals of CEV are seasoned leaders with turn-around and growth experience at both the corporate and asset level and also with significant exposure to the capital markets, including public company and shareholder know-how. CEV has wide-ranging student housing management experience and strong relationships with owners, universities and other institutions. Top-down leadership and brand building, with culture immersion and training, has separated CEV from its peers; CEV understands that student housing is a management-intensive operating business requiring a cohesive team at all touch-points focused on the experiential nature of student housing.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON"), SCOTT R. ARNOLD, RANDALL H. BROWN, WILLIAM A. FINELLI AND RAYMOND MIKULICH (THE "NOMINEES") AND CAMPUS EVOLUTION VILLAGES, LLC, EVAN DENNER AND ANDREW STARK (TOGETHER WITH CLINTON AND THE NOMINEES, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF CAMPUS CREST COMMUNITIES, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON FEBRUARY 23, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.

CONTACT: Joseph A. De Perio, Clinton Group, Inc., +1-212-825-0400, evolvecampuscrest@clinton.com

February 27, 2015

To Our Fellow Stockholders of Campus Crest:

Clinton Group is an investor alongside you in Campus Crest Communities, Inc. (“Campus Crest” or the “Company”) and we have partnered with Campus Evolution Villages, LLC (“Campus Evolution”) (together, “we” or our “Group”) in our quest to improve the Company. To be clear, Clinton Group has no ownership interest or other monetary interest in Campus Evolution or its properties. My firm is gratified that Campus Evolution has decided to work with us for the benefit of all the stockholders of the Company.

We recognize that there is tremendous fatigue among the shareholder base with the Company's management team, both the past and the patchwork present, and the underperformance of this Company despite such an attractive macroeconomic backdrop for student housing. As such, I promise that our communications now and in future will be brief and to the point. What will not be brief is our upcoming white paper on the current critical situation at the Company. As we continue to dig, we are uncovering what we view as more troubling findings on capital allocation, lavish spending and interconnected relationships of the board of directors of the Company (the “Board”). We will spell out, in great detail, the business plan going forward.

The Company’s 2014 results speak for themselves, and the recent earnings call this past Thursday was particularly frustrating to us, as it was our intention to participate in the conference call but instead the Company's fear of being challenged apparently overcame them, as we were relegated to listen-only mode. On the other hand, to give you a sense of Campus Evolution’s progress in 2014, blended NOI growth across same store properties was 10.7%. Campus Evolution is also bullish on 2015, evidenced by its pre-leasing rates that are approximately 10 percentage points ahead of last year on a same store basis.

On the subject of leadership, it is unclear to us today if Richard Kahlbaugh is still the Interim CEO of this Company and if he still occupies the post, what obligation could have been more important than participating on the earnings call? The resignation of Angel Herrera, former Chief Operating Officer, on February 20th has left Aaron Halfacre as the sole named executive officer overseeing day to day management. Mr. Halfacre even acknowledged on the earnings call that the Company’s boasted 125 years of student housing expertise did not reside in the executive suite. This lack of experience alone is troublesome, but is further aggravated by the fact that the Board has no student housing experience and limited real estate and REIT experience outside their service on the Company's Board.

Our nominees are committed to continuing the strategic alternatives process upon their watch and without prejudice. Our Group would welcome a market clearing bid for the Company which would relieve stockholders of the immediate pain, although certainly leave money on the table. Installing our Board and management team today can only assist in the outcome of the strategic alternatives process. An immediate impact to property level operations and management controls would certainly yield a more robust plan, and installing a cohesive management team would only improve the outcome as the lens of a private equity buyer or strategic buyer looking to add a student housing vertical would come in focus. We believe that, absent our management team, the situation for stockholders, and underlying asset performance and value, may very likely deteriorate.

Last Wednesday, we learned that the Company delayed its record date and annual meeting date by one month to March 20th and May 15th, respectively. It is unclear to us what this achieves for a Board whose time has expired multiple quarters ago.

We recently made a proposal to the Company to avoid a proxy contest and preserve three of the existing Board members today which was met with an abject refusal. We encourage you to urge the existing Board to appreciate the situation and do the right thing and seek to avoid an expensive proxy fight. We can be reached at (212) 825-0400 or at evolvecampuscrest@clinton.com.

Thank you for your consideration,

Joseph A. De Perio